EXHIBIT 23.2

M&K CPAS, PLLC

4100 North Sam Houston Pkwy W

Houston, TX 77086

Phone: 832-242-9950 Toll Free: 866-770-5931

Fax: 832-242-9956

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Virtus Oil and Gas Corp.

We hereby consent to the use in this Registration Statement of Virtus Oil and Gas Corp. on Amendment No. 1 to Form S-1 to be filed with the Commission on or about August 5, 2015 of our Report of Independent Registered Accounting Firm dated March 7, 2014, covering the balance sheet of Virtus Oil and Gas Corp. as of November 30, 2013 and the related statements of operations, shareholders’ equity (deficit) and cash flows for the fiscal year then ended.

We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

August 5, 2015